Exhibit (a)(4)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
SHARESPOST 100 FUND

THIS Certificate of Amendment (“Certificate”) is filed in accordance with the Delaware Statutory Trust Act (12 Del. Code Ann. Tit. 12 § 3801 et seq.) (the “Act”) and sets for the following:

FIRST: Name. The name of the Trust is SharesPost 100 Fund.

SECOND: Amendment. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to The Private Shares Fund.

THIRD: Effective Date. This Certificate of Amendment shall be effective on April 30, 2021.

IN WITNESS WHEREOF, the undersigned, a trustee of the Trust has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

/s/ Robert Boulware
Name: Robert Boulware Title: Trustee